                                                                   Exhibit 16.01


Office of the Chief Accountant
Securities & Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549


March 2, 2001

Dear Sir/Madam,

We have read the relevant information referring to our firm in Item 4 included in the Form 8-K dated March 2, 2001, of First Chicago Master Trust II filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ Arthur Andersen LLP

Arthur Andersen LLP

cc:  Ms. Tracie Klein
     First Vice President
     First USA Bank, National Association